Exhibit 10.02

[FORM OF CITIGROUP EQUITY AWARD AGREEMENT]

CITIGROUP INC.
EQUITY AWARD AGREEMENT

        1.     Award Agreement.    Citigroup Inc. ("Citigroup") hereby grants to {NAME} (the "Participant"), the award(s) summarized below, pursuant to the terms of the [Capital Accumulation Program ("CAP")] [Citigroup Stock Award Program ("CSAP")] [Management Stock Option Program ("SOP")] [other equity award program] (the "Program"). The terms, conditions and restrictions of your award are contained in this Equity Award Agreement, including the attached Appendix (together, the "Agreement"), and are summarized, along with additional information, in the [EQUITY PROGRAM NAME] prospectus dated [MONTH] [DAY], [YEAR] and any applicable prospectus supplements (together, a "Prospectus"). Your award is also governed by the terms of the stock incentive plan of Citigroup under which it was granted ("Plan"), which is stated in the Award Summary below [IF APPLICABLE:, and the Letter Agreement (as defined in the Appendix)]. For the award to be effective, you must sign below and return this page of the Agreement, acknowledging that you have received and read the Prospectus, and this Agreement, including the Appendix.

        2.     Award Summary*

{Restricted/Deferred} Stock Award Summary
Plan:	{PLAN}
Award Date:	{AWARD DATE}
Number of Shares:	{# SHARES}
Vesting Dates ( % each vesting date):(1)	{VEST DATE 1}(2)
{VEST DATE 2}
{VEST DATE 3}
{VEST DATE 4}
Stock Option Grant Summary
Plan:	{PLAN}
Grant Date:	{GRANT DATE}
Grant Price:	{$ Grant Price per share}(3)
Number of Shares:	{#OPTION SHARES}
Vesting Dates ( % each vesting date):(4)	{VEST DATE 1}(5)
{VEST DATE 2}
{VEST DATE 3}
{VEST DATE 4}
Option Expiration Date:	{EXPIRATION DATE}(6)

        3.     Acceptance and Agreement by Participant.    I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement, including the Appendix, and in the Prospectus (acknowledging hereby that I have read and that I understand such documents), the Plan and Citigroup's policies, as in effect from time to time, relating to the administration of the Program and the Plan.

CITIGROUP INC.		PARTICIPANT'S SIGNATURE:
By:

	[Name]	Name:
	[Title]	GEID:
*
The terms, conditions and restrictions applicable to your award, including what happens in the event of a termination or suspension of your employment, are contained in this Agreement, including the Appendix hereto, and are also summarized in the Prospectus.

(1)
No more than 25% each vesting date.
(2)
At least one year after award date.
(3)
No less than grant-date fair market value.
(4)
No more than 25% each vesting date.
(5)
At least one year after award date.
(6)
No later than sixth anniversary of grant date.

CITIGROUP INC.
EQUITY AWARD AGREEMENT
APPENDIX

        This Appendix constitutes part of the Equity Award Agreement (the "Agreement") and is applicable to the [EQUITY PROGRAM NAME] awards dated [MONTH] [DAY], [YEAR], summarized on the first page of the Agreement. This Appendix sets forth the terms and conditions and other information applicable to the restricted or deferred stock award, and non-qualified stock option grant (an "Option"), if applicable, described in the Agreement, made to Participant under the Program. Restricted or deferred stock awards and Option grants are hereinafter referred to as "Awards". All Awards are denominated in shares of Citigroup common stock, par value $.01 per share (referred to herein as "shares" or "Citigroup stock"). The "Company", for purposes of this Agreement, shall mean Citigroup and its subsidiaries that participate in the Program.

        1.     Terms and Conditions.    The terms, conditions, and restrictions of the Award are set forth below [IF APPLICABLE:, subject to the letter agreement between the Company and Participant dated [MONTH] [DAY], [YEAR] (the "Letter Agreement")]. These provisions of your Award, along with other important information, are summarized in the [EQUITY PROGRAM NAME] prospectus dated [MONTH] [DAY], [YEAR], and any applicable prospectus supplement (together, the "Prospectus") [IF APPLICABLE:, except as they are deemed modified by the terms of the Letter Agreement]. The terms, conditions, and restrictions of the Award include, but are not limited to, provisions relating to amendment, vesting, and cancellation of Awards, restrictions on the transfer of Awards, and sale restrictions on shares acquired upon the exercise of an Option.

        By accepting the Award, Participant acknowledges that he or she has read and understands the Prospectus and the terms and conditions set forth in this Appendix. Participant understands that this Award and all other incentive awards are entirely discretionary and that no right to receive the Award, or any incentive award, exists absent a prior written agreement to the contrary.

        Participant understands that the value that may be realized from an Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors, and that because equity awards are intended to promote employee retention and stock ownership and to align employees' interests with those of shareholders, equity awards are always subject to vesting conditions and will be canceled if vesting conditions are not satisfied.

        Any monetary value assigned to an Award in any communication regarding the Award is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant. Receipt of the Award covered by the Agreement, or any incentive award, is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

        The date of termination of Participant's employment for any purpose related to an Award shall be the final actual working day on which Participant provides active service to the Company, regardless of any entitlement to payment in lieu of notice, severance pay, termination pay, notice, or the equivalent that may be provided by any other plan, company policy, contract or law, unless otherwise agreed in writing by the Company. An Award is not and shall not be deemed to be an integral part of Participant's regular compensation from employment. Any actual, anticipated, or estimated value of an Award shall not be considered in any measure or calculation of any statutory, common law, or other termination or severance payment to Participant, unless otherwise agreed in writing by the Company.

        2.     Vesting.    An Option, if granted, will vest and become exercisable in the installment amounts (subject to rounding, in Citigroup's discretion) and on the vesting dates set forth in the Stock Option Grant Summary of the Agreement (if applicable). Shares underlying an Award of restricted or deferred stock will be distributed to Participant as soon as practical following the vesting date(s) set forth in the Stock Award Summary of the Agreement, subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all conditions to vesting and distribution of the shares have been satisfied.

        In all cases, vesting is conditioned on Participant's continuous employment up to and including the scheduled vesting date, unless otherwise provided below.

        3.     Exercise of Option.    An Option (if granted and vested) may be exercised in whole or in part by Participant upon notice to the Company, together with provision for payment of the grant price and applicable withholding taxes. (The grant price of an Option is shown in the Stock Option Grant Summary of the Agreement.) Such notice shall be given in the manner prescribed by Citigroup and shall specify the date and method of exercise and the number of shares being exercised. The currently available option exercise methods are described in the Prospectus. All stock option exercises will be processed in accordance with the Citigroup Equity Compensation administrative procedures and deadlines then in effect. Participant acknowledges that the laws of the country in which Participant is working at the time of grant, vesting, and/or exercise of the Option (including any rules or regulations governing securities, foreign exchange, tax or labor matters), and Citigroup accounting or other policies, whether dictated by such country's political or regulatory climate or otherwise, may restrict or prohibit any one or more of the stock option exercise methods described in the Prospectus, that such restrictions may apply differently if Participant is a resident or expatriate employee, and that such restrictions are subject to change at any time. If the last day on which an Option may be exercised pursuant to any provision of this Agreement is not a trading day on the New York Stock Exchange, then the immediately preceding New York Stock Exchange trading day shall be the last day on which an Option may be exercised. Participant acknowledges that the Company is in no way obligated to notify Participant that an Option is nearing expiration.

        4.     Sale Restriction on Option Shares.    Except in the case of Participant's termination of employment pursuant to paragraphs [(b) and (e)] [(b), (e), (j), (k) or (l)] of Section 5, Participant acknowledges that shares acquired upon an Option exercise during the term of Participant's employment may not be sold or otherwise transferred until two years from the date of exercise.

        5.     Termination and Interruption of Employment.    Participation in the Program, including but not limited to Participant's right to vest in an Award or exercise an Option, is conditioned upon Participant's continuous employment with the Company, except to the limited extent to which participation in the Program may continue following a termination or interruption of Participant's employment as provided below.

        If Participant's continuous employment with the Company terminates or is interrupted for any reason stated below, Participant's rights with respect to the Award will be affected as follows:

        (a)   Voluntary Resignation.    If Participant voluntarily terminates his or her employment with the Company, vesting of the restricted or deferred stock and Option components of the Award, and the right to exercise the vested portion of an Option (if any) will cease on the date Participant's employment is so terminated; all unvested components of the Award will be canceled and Participant shall have no further rights of any kind with respect to the Award.

        (b)   Disability.    The restricted or deferred stock and Option components of the Award will continue to vest during the first 12 months of Participant's approved disability leave pursuant to a Company disability policy. If Participant remains on an approved disability leave for more than 12 months pursuant to a Company disability policy, (i) the unvested portion of the restricted or deferred stock component of the Award (if any) will vest and shares of Citigroup common stock will be delivered to Participant as soon as practical following such vesting date; (ii) the unvested portion of the Option component of the Award (if any) will vest and the Option may be exercised for up to two years from such vesting date but no later than the Option Expiration Date indicated in the Stock Option Grant Summary of this Agreement; and (iii) the two-year sale restriction imposed on shares acquired from an Option exercise (if any) will cease to apply and will not be imposed on any shares that may be acquired in a future exercise of the Option.

        (c)   Approved Personal Leave of Absence (Non-Statutory Leave).    The restricted or deferred stock and Option components of the Award will continue to vest during the first 90 days of Participant's approved personal leave of absence, provided that Participant's leave of absence was approved by management of Participant's business unit in accordance with the leave of absence policies applicable to Participant. If Participant's leave of absence exceeds 90 days, vesting will be suspended until he or she returns to work and remains actively employed for 30 days, at which time vesting of the restricted or deferred stock component of the Award will resume and vesting of the Option component of the Award will be restored retroactively. The vested portion of an Option may be exercised during the first 12 months of an approved personal leave of absence but not later than the Option Expiration Date indicated in the Stock Option Grant Summary of this Agreement. If Participant's leave of absence exceeds one year, vesting of the restricted or deferred stock and Option components of the Award, and the right to exercise the vested portion of an Option (if any) will cease on the date that Participant's leave of absence has exceeded one year; all unvested components of the Award will be canceled and Participant shall have no further rights of any kind with respect to the Award.

        (d)   Statutory Leave of Absence.    The restricted or deferred stock and Option components of an Award will continue to vest and Participant may continue to exercise the vested portion of an Option during an approved leave of absence under the Family and Medical Leave Act of 1993, military leave or other statutory leave of absence, provided that such leave is approved by management of Participant's business unit, is provided by applicable law and taken in accordance with such law and applicable Company policy.

        (e)   Death.    If Participant's employment terminates by reason of Participant's death, (i) the unvested portion of the restricted or deferred stock component of the Award (if any) will vest and shares of Citigroup common stock will be delivered to Participant's estate as soon as practical following the date of Participant's death; (ii) the unvested portion of the Option component of the Award (if any) will vest and all vested portions of the Option may be exercised by Participant's estate for up to two years from the date of Participant's death but not later than the Option Expiration Date indicated in the Stock Option Grant Summary of this Agreement; and (iii) the two-year sale restriction imposed on shares acquired from an Option exercise (if any) will cease to apply and will not be imposed on any shares that may be acquired by Participant's estate in a future exercise of the Option.

        (f)    Involuntary Termination for Gross Misconduct.    If the Company terminates Participant's employment because of Participant's "gross misconduct" (as defined below), vesting of the restricted or deferred stock and Option components of the Award, and the right to exercise the vested portion of an Option (if any) will cease on the date Participant's employment is so terminated; all unvested components of the Award will be canceled and Participant shall have no further rights of any kind with respect to the Award. For purposes of this Agreement, "gross misconduct" means any conduct that (i) is in competition with the Company's business operations, (ii) that breaches any obligation that Participant owes to the Company or Participant's duty of loyalty to the Company, (iii) is materially injurious to the Company, monetarily or otherwise, or (iv) is otherwise determined by the Personnel and Compensation Committee of the Citigroup Board of Directors (the "Committee"), in its sole discretion, to constitute gross misconduct.

        (g)   Transfer to Non-Participating Country or Subsidiary.    Citigroup, in its sole discretion, for purposes of the Award only, may treat your transfer to a subsidiary that does not participate in the Program as if your employment with the Company has been "terminated involuntary other than for gross misconduct," in which case the provisions of paragraph (h) below will apply to the Award.

        (h)   Involuntary Termination Other than for Gross Misconduct.    If Participant's employment is terminated by the Company for any reason other than gross misconduct, [(i)] any unvested [CAP ONLY: "Core CAP Basic Shares" and unvested "Supplemental CAP Shares" indicated in the Stock Award Summary of this Agreement] [shares] will vest and shares of Citigroup common stock will be distributed to Participant as soon as practical thereafter; [CAP ONLY: (ii) a prorated portion of any unvested "Core CAP Premium Shares" indicated in the Stock Award Summary of this Agreement will vest and shares of Citigroup common stock will be distributed to Participant as soon as practical thereafter (such prorated portion shall be calculated (A) by assuming that the portion of the award scheduled to vest on each different vesting date is a separate award, and (B) for each separate award, by multiplying the number of unvested Core CAP Premium Shares that are subject to such separate award by a fraction, the numerator of which is equal to the number of days the Participant was employed by the Company during the vesting period applicable to such separate award and the denominator of which is equal to the number of days in the entire vesting period applicable to such separate award);] and [(iii)] vesting of any

Option will cease and any vested portion of an Option may be exercised for up to 90 days after the termination date of Participant's employment, but not later than the original Option Expiration Date indicated in the Stock Option Grant Summary of this Agreement.

        [CAP/SOP ONLY OR IF OTHERWISE APPLICABLE: (i) Voluntary Resignation to Pursue Alternative Career.    If, with the approval of the Senior Human Resources Officer for Participant's business, in his or her sole discretion, Participant voluntarily resigns from his or her employment with the Company to pursue a continuing full-time career in either government service, for a bona fide charitable institution, or as a teacher at a bona fide educational institution, (i) any unvested portion of the "Core CAP Basic Shares" component of the Award and unvested "Supplemental CAP Shares" component of the Award indicated in the Stock Award Summary of this Agreement will continue to vest on schedule; (ii) any unvested portion of the "Core CAP Premium Shares" component of the Award indicated in the Stock Award Summary of this Agreement will be canceled and Participant shall have no further rights of any kind with respect to such portions of the Award; and (iii) all vested and unvested portions of the Option component of the Award indicated in the Stock Option Grant Summary of this Agreement will be canceled as of the termination date of Participant's employment and Participant shall have no further rights of any kind with respect to such portions of the Award.]

        [CAP/SOP ONLY OR IF OTHERWISE APPLICABLE: (j) Termination of Employment when Satisfying "Rule of 75." If Participant, upon termination of his or her employment, has completed a number of full years of service with the Company that, when added to his or her age, equals at least 75, (i) any unvested portions of the "Core CAP Basic Shares," "Core CAP Premium Shares" and "Supplemental CAP Shares" components of the Award indicated in the Stock Award Summary of this Agreement will continue to vest on schedule, provided that during such time Participant is not engaged in his or her business or profession, and does not engage in any activities that compete with any of the Company's business operations; and (ii) all unvested portions of the Option component of the Award indicated in the Stock Award Summary of this Agreement will vest on the termination date of Participant's employment and the Option may be exercised for up to two years following the termination date of Participant's employment, but not later than the original Option Expiration Date stated in the Stock Option Grant Summary of this Agreement, provided that during such time Participant is not engaged in his or her business or profession and does not engage in any activities that compete with any of the Company's business operations.]

        [CAP/SOP ONLY OR IF OTHERWISE APPLICABLE: (k) Termination of Employment when Satisfying "Rule of 60." If Participant, upon termination of his or her employment, does not satisfy the conditions of paragraph (j) above, but (i) is at least age 55 and has completed at least five full years of service with the Company, or (ii) Participant has completed at least 15 full years of service with the Company and Participant's age plus the number of full years of service with the Company equals at least 60, then (1) any unvested portion of the "Core CAP Basic Shares" component of the Award and unvested "Supplemental CAP Shares" component of the Award indicated in the Stock Award Summary of this Agreement will continue to vest on schedule, provided that during such time Participant is not engaged in his or her business or profession and does not engage in any activities that compete with any of the Company's business operations; (2) any unvested portion of the "Core CAP Premium Shares" component of the Award indicated in the Stock Award Summary of this Agreement will be canceled and Participant shall have no further rights of any kind with respect to such portions of the Award; and (3) vesting of any unvested portions of the Option component of the Award indicated in the Stock Option Grant Summary of this Agreement will cease and any vested portion of an Option may be exercised for up to two years after the termination date of Participant's employment, but not later than the original Option Expiration Date stated in the Stock Option Grant Summary of this Agreement, provided that during such time Participant is not engaged in his or her business or profession and does not engage in any activities that compete with any of the Company's business operations.]

        [CAP/SOP ONLY OR IF OTHERWISE APPLICABLE: (l) Termination of Employment when at least Age 55 by Certain Legacy Citibank Employees.    If Participant, upon termination of his or her employment, is at least age 55 and is a legacy Citibank employee who participates in (i) the grandfathered Citibank formula of the U.S. Citigroup Pension Plan or (ii) the grandfathered Citibank formula of the Head Office Guarantee (HOG) Plan, then (1) any unvested portion of the "Core CAP Basic Shares" component of the Award indicated in the Stock Award Summary of this Agreement will continue to vest on schedule, provided that Participant during such time does not engage in any activities that compete with any of the Company's business operations; and (2) all unvested portions of the Option component of the Award stated in the Stock Option Grant Summary of this Agreement will vest on the termination date of Participant's employment and the Option may be exercised for up to two years following the termination date of Participant's employment, but not later than the original Option Expiration Date stated in the Stock Option Grant Summary of this Agreement, provided that Participant is not engaged in any activities that compete with any of the Company's business operations during such time.]

        [CAP/SOP ONLY OR IF OTHERWISE APPLICABLE: (m) Termination of Employment when Also Eligible under Paragraphs (j), (k) or (l).    If on the termination date of Participant's employment for any reason other than involuntary termination for gross misconduct Participant would also satisfy the conditions of paragraphs (j), (k) or (l) above, then such paragraph will apply, if a greater portion of the Award will vest or a greater portion of an Option will remain exercisable as a result of applying the terms of such other paragraph. If any portion of a restricted stock or deferred stock component of the Award would otherwise vest as a result of applying paragraphs (j), (k) or (l) pursuant to the preceding sentence, then such restricted or deferred stock component of the Award shall vest on the termination date of Participant's employment.]

        (n)   Additional Conditions Applicable to Post-Employment Participation.

        (i)    In any instance where the vesting of the Award or the exercisability of an Option extends past the termination date of Participant's employment, any unvested and unexercised portion of the Award will be canceled if, in the determination of the Committee, Participant engages in any conduct that (1) is in material competition with any of the Company's business operations; (2) breaches any obligation Participant owes to the Company or Participant's duty of loyalty to the Company; or (3) is materially injurious to the Company, monetarily or otherwise.

        (ii)   In any instance in which, if, in the determination of the Committee, Participant engages in conduct that is in competition with the Company's business operations, breaches his or her duty of loyalty or any obligation Participant owes to the Company, or is materially injurious to the Company, monetarily or otherwise, while holding any shares of Citigroup common stock subject to a sale restriction, such shares may be canceled, in the sole discretion of the Committee. If any such shares are canceled pursuant to this subparagraph (ii), Participant will receive a cash payment (without interest) equal to the grant price of the Option under which the shares were issued (as adjusted, if applicable) multiplied by the number of shares canceled.

        6.     Non-Transferability.    Neither the Award, nor any component of the Award, may be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be a cancellation of the Award. During Participant's lifetime, all rights with respect to the Award shall be exercisable only by Participant, and any and all payments in respect of the Award shall be to Participant only. The Company shall be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant's Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

        7.     Stockholder Rights.    Participant shall have no rights as a stockholder of Citigroup over any shares covered by an Award, except to the limited extent provided in the Prospectus for an Award of restricted stock, unless and until shares are distributed to Participant in connection with the vesting of a restricted or deferred stock award or an Option exercise.

        8.     Right of Set Off.    Participant agrees that the Company may retain for itself funds or securities otherwise payable to Participant pursuant to this Award or any award under any equity award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any equity award is canceled pursuant to its terms.

        9.     Consent to Electronic Delivery.    In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Awards and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which Participant has access.

        10.   Plan Administration.    The Award described in this Agreement has been granted subject to the terms of the Plan or Plans stated in the Award Summary of the Agreement, which may be one or more of the Citigroup 1999 Stock Incentive Plan, the Citicorp 1997 Stock Incentive Plan, the Citigroup Employee Incentive Plan, the Travelers Group Capital Accumulation Plan, or any other stock incentive plan that may be in effect at the time of the Award or a successor to any such plan. The shares deliverable to Participant in connection with an Award, whether upon the exercise of an Option or vesting of a restricted or deferred stock award, will be from the shares available for grant pursuant to the terms of the applicable Plan. The Board of Directors of Citigroup may terminate or suspend the Plans or any Plan, and may amend, subject to the approval of stockholders, if required, the Plans or any Plan, at any time. No termination, suspension or amendment of the Plan shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant's written consent.

        11.   Adjustments.    In the event of any change in Citigroup's capital structure on account of any extraordinary dividend, stock dividend, stock split, reverse stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup stock, the Committee may make such adjustments as it may deem appropriate, in its sole discretion, and as may be permitted by the terms of the Plan and applicable law, to the number or kind of shares subject to an Award and/or the grant price applicable to an Award. With respect to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. Citigroup shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

        12.   Taxes and Tax Residency Status.    By accepting the Award, Participant agrees to pay all applicable income and/or social taxes and file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. If Participant is an employee in one of Citigroup's expatriate programs, he or she agrees to pay all applicable income and/or social taxes and file all tax returns in accordance with the applicable expatriate policy. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and careful records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of an Award until the later of the vesting of an Award, the exercise of an Option, or the subsequent sale of any shares received in connection with an Award. By signing this Agreement, Participant also agrees to provide, upon request, information about his or her tax residency status to Citigroup during such period. Participant will be responsible for any income tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

        13.   Entire Agreement; No Right to Employment.    [IF APPLICABLE: The Letter Agreement,] [T]he Prospectus and the Agreement constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein, in the Plan, or in any Prospectus shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

        14.   American Jobs Creation Act of 2004.    Participant understands that as a result of the American Jobs Creation Act of 2004 (the "Act"), the tax consequences described in the Prospectus under "U.S. Taxes" may be subject to change, and that if Participant is a U.S. taxpayer he or she could be subject to adverse tax consequences if the Program and/or the Plans are not conformed to the requirements of the Act. Citigroup intends to modify the provisions of the Program and/or the Plans, as necessary, to conform them to the requirements of the Act. To the extent Citigroup deems it necessary or appropriate to amend the Program or the Plans to conform with the Act, Participant shall receive a supplement to the Prospectus describing any such changes. In addition, if necessitated by the Act, Citigroup may consider the Award or any component thereof described in the Award Summary of this Agreement, void in its sole discretion. Furthermore, Participant may, in Citigroup's sole discretion, be given the opportunity to revoke (i) any election Participant made with respect to the Award or any component thereof described in the Award Summary of this Agreement, or (ii) his or her participation in the Program and/or the Plans in the event that the Program or the Plans cannot be brought into compliance with the Act.

        15.   Arbitration; Conflict; Governing Law.    Any disputes related to the Award or any component thereof shall be resolved by arbitration in accordance with the Company's arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award or any component thereof shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion. In the event of a conflict between the Prospectus and this Agreement [IF APPLICABLE: the Letter Agreement], this Agreement [OR IF APPLICABLE: the Letter Agreement] shall control. In the event of a conflict between this Agreement and the applicable Plan, the applicable Plan shall control. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Program.

        16.   Consent and Disclosure Regarding Use of Personal Information.    In connection with the grant of this Award, and any other award under the Program or any other equity award program, and the implementation and administration of any such program, including, without limitation, Participant's actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company, to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant's home country. By accepting this Award, Participant explicitly consents (i) to the use of such information for the purpose of being considered for participation in future equity awards (to the extent he/she is eligible under applicable program guidelines, and without any guarantee that any award will be made); and (ii) to the use, transfer, processing and storage, electronically or otherwise, of his/her personal information, as such use has occurred to date, and as such use may occur in the future, in connection with this or any other equity award, as further described below.

        Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company's internal administration of its equity award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an equity award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its equity award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant's home country to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant's information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the equity award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant's U.S. broker and equity account administrator and trade facilitator; (iii) Participant's U.S., regional and local employing entity and business unit management, including Participant's supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Plan; (v) Citigroup's technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the equity award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the equity award programs in their respective fields of expertise).

        At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant's personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law. The personal information that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant's name, nationality, citizenship, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and equity award information and history, business unit, employing entity, and Participant's beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

***